Exhibit (d)(1)(B)
As of October 11, 2006
CONFIDENTIAL
CGEA Holdings, Inc.
CGEA Investor, Inc.
Carlyle Investment Management L.L.C.
1001 Pennsylvania Ave, NW
Suite 220 South
Washington DC 20004
Amended and Restated Confidentiality Agreement
     Ladies and Gentlemen:
     Reference is hereby made to (i) the Confidentiality Agreement, dated October 11, 2006 (the “Confidentiality Agreement”), between ElkCorp (the “Company”) and Carlyle Investment Management L.L.C. and (ii) the Agreement and Plan of Merger, dated as of December 18, 2006 (the “Merger Agreement”), by and among CGEA Holdings, Inc. (“Parent”), CGEA Investor, Inc. (“Merger Sub”) and the Company. In consideration of the consent of Parent and Merger Sub to the Company’s request to enter into that Confidentiality Agreement, dated December 29, 2006, by and among the Company, Heyman Investment Associates Limited Partnership and Building Materials Corporation of America having the terms set forth in such agreement, the Company and you hereby agree to amend and restate the Confidentiality Agreement as set forth in this letter agreement. This letter agreement amends and restates the Confidentiality Agreement and as so amended and restated shall be deemed to be the Confidentiality Agreement referred to in Sections 5.2(b) and Section 8.10 of the Merger Agreement.
     You have requested information from the Company, in connection with your consideration of a possible negotiated transaction between the Company and you (the “Transaction”) pursuant to the Merger Agreement and any potential New Offer (as such term is defined below). As a condition to furnishing such information to you, you agree, as set forth below, to treat confidentially any information (whether prepared by the Company, its Representatives or otherwise, whether in oral, written, electronic or other form, and whether prepared before, on or after the date hereof) that the Company or its Representatives, furnish (or have furnished) to you or your Representatives (such information being collectively referred to herein as the “Evaluation Material”) and to take or abstain from taking certain other actions set forth herein. The term “Evaluation

Material” shall be deemed to include, without limitation, notes, analyses, compilations, summaries, data, studies, interpretations, forecasts, records, memoranda or other documents or information prepared by you or your Representatives which contain, reflect or are based on, in whole or in part, any Evaluation Material. The term “Evaluation Material” shall not be deemed to include information that (i) is already in your possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, (ii) becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (iii) becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that you do not have reason to believe that such source is bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party, or (iv) you can demonstrate was independently developed by you or on your behalf without violation of any of your obligations hereunder and without reference to any Evaluation Material.
     You hereby agree that the Evaluation Material will be used by you or your Representatives solely for the purpose of evaluating a possible acquisition by you of the Company or a New Offer, will not be used in any way directly or indirectly detrimental to the Company, or for any other purpose, and will be kept confidential by you and your Representatives and will not be disclosed by you or any of your Representatives to any other person; provided, however, that any of such information may be disclosed to your Representatives who (i) need to know such information for the sole purpose of evaluating any such possible transaction between the Company and you, (ii) are informed by you of the confidential nature of such information and (iii) agree to keep such information confidential and to be bound by this letter agreement to the same extent as if they were parties hereto. You hereby agree that you will be responsible for any breach of this letter agreement by your Representatives, and that the Company shall be entitled to directly enforce such agreements (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against your Representatives with respect to such breach). You understand that some Evaluation Material deemed competitively sensitive may, and Evaluation Material related to product pricing shall, if provided, be designated for review solely by your outside advisors or by those of your employees whose responsibilities do not include contacting customers or potential customers or the determination of product pricing, and you agree to, and to cause your Representatives to, abide by such designation.
     In addition, without the prior written consent of the Company, you will not, and will cause your Representatives not to, discuss with or offer to any third party (other than Hood Companies, Inc. and its subsidiaries (“Hood”)) an equity participation in a possible transaction or any other form of joint acquisition by you and a third party (other than Hood), or enter into any agreement relating to the foregoing.

     In the event that you or your Representatives receive a request to disclose all or any part of the information contained in the Evaluation Material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body or are required by applicable law, rule or regulation to disclose such Evaluation Material in connection with the Merger Agreement or a New Offer (as defined below), you agree (x) in the case of such a request, to (i) to the extent permitted by law, promptly notify the Company in writing of the existence, terms and circumstances surrounding such a request, so that it may seek an appropriate protective order and/or waive your compliance with the provisions of this letter agreement (and, if the Company seeks such an order, to provide such cooperation as the Company shall reasonably request) and (ii) if such protective order or other remedy is not obtained or the Company waives compliance with the provisions of this letter agreement, and if disclosure of such information is required in the opinion of your counsel, who shall be reasonably satisfactory to the Company, disclose only that portion of the Evaluation Material that is legally required to be disclosed in the opinion of such counsel and exercise your reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information which the Company so designates, and (y) in the case of such a requirement to promptly notify the Company of any such required disclosure and to reasonably cooperate with the Company to agree on the nature of such disclosure; provided, that in the absence of such an agreement, you may disclose such of the Evaluation Material as would be required in the opinion of your counsel, who shall be reasonably satisfactory to the Company, to be disclosed in a proxy statement of the Company for a merger by an acquiror possessing such Evaluation Material.
     During the course of your evaluation, all inquiries and other communications in connection with a possible negotiated Transaction are to be made directly to Thomas Karol, Chief Executive Officer of the Company, or through UBS Investment Bank (primary contact: Lee Lebrun, 212.821.4269), or Wachtell, Lipton, Rosen & Katz (“WLRK”) (primary contact: Mark Gordon, 212.403.1343). Until the Standstill Termination Date (as defined below) except with the express written permission of the Company, you will not, and will cause your Representatives not to, initiate or maintain contact with any officer (other than Mr. Karol or Mr. Richard Nowak, the Chief Operating Officer of the Company), employee, agent, or affiliate of the Company or any of its subsidiaries regarding the Company or any of its subsidiaries or their respective operations, assets, prospects or finances, or seek any information from such person, in each case in connection with a possible Transaction. Subject to your compliance with the restrictions of the next paragraph (when applicable to you), you may contact directors of the Company in connection with a possible Transaction.
     You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement, and you hereby agree, subject to the following paragraph, that from the date hereof until the earlier of: (A) six (6) months from the date of this letter agreement or (B) if the Company advances the Company Proposal Date (as defined below) to a date that is earlier than six months from the date of this letter agreement, the fifth business day prior to such new, earlier Company Proposal Date, increasing the conditions to closing or extending the time for performance (such earlier date, the “Standstill Termination Date”), unless specifically invited in writing by the Company, neither you nor any of your Representatives will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or participate in, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries, other than acquisitions not in excess of, in the aggregate, 2% of such securities, (ii) any tender offer or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or assets of the Company or the subsidiaries constituting a significant portion of the consolidated assets of the Company and its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company, including soliciting consents or taking other action with respect to the calling of a special meeting of the Company’s shareholders; (b) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the Company; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (d) disclose or direct any person to disclose, any intention, plan or arrangement inconsistent with the foregoing; (e) take any action that could reasonably be expected to result in a request to disclose all or any part of the information contained in the Evaluation Material by a court of competent jurisdiction or by a governmental body; or (f) advise, assist or encourage or direct any person to advise, assist or encourage any other persons in connection with any of the foregoing. You also agree during such period not to request the Company or any of its Representatives, directly or indirectly to amend or waive any provision of this paragraph (including this sentence). Your association with Hood in connection with your consideration of a transaction shall not be deemed to violate the terms of this paragraph. For the avoidance of doubt, this standstill provision shall not apply to any investment fund focused on high yield or fixed income securities managed or sponsored by you unless you disclose Evaluation Material to such investment fund. The Company has publicly announced that advance notice of any shareholder proposals for business to be conducted at the Company’s 2007 annual meeting of stockholders must be given by a proposing shareholder by August 1, 2007. Such deadline is referred to herein as the “Company Proposal Date”.

     The preceding paragraph notwithstanding, (1) you will not be deemed to be in breach of the preceding paragraph by virtue of any action taken by you that is permitted under the Merger Agreement or by the announcement, commencement, maintenance, amendment and/or extension by you or your affiliates of an acquisition offer, whether by way of a tender or exchange offer, merger or otherwise (a “New Offer”); provided that the terms of the New Offer (including any extension or amendment thereof) shall in no event (A) provide for a per share consideration that is less than the Merger Consideration or (B) otherwise contain terms and conditions that in the aggregate are materially less favorable to the Company’s shareholders than the terms and conditions set forth in the Merger Agreement, provided that an extension of the expiration date of a New Offer shall not be deemed to be an adverse change; and (2) you will not be deemed to be in breach of the preceding paragraph by virtue of the taking of any action otherwise prohibited by such provisions so long as any such action is taken during the time that such New Offer is pending and open.
     In consideration of the Evaluation Material being furnished to you, you also hereby agree that, for the period of two years from the date hereof, neither you nor any of your Representatives will solicit for employment, or employ, any of the officers or employees of the Company or its affiliates without obtaining the prior written consent of the Company; provided, however, that you and your Representatives may engage in general solicitations (and employ pursuant to such solicitations) for employees in the ordinary course of business and consistent with past practice and that you and your Representatives may solicit or employ any officer or employee of the Company or its affiliates six months after such person’s employment with the Company or its affiliate, as the case may be, has terminated.
     You understand that, except as set forth in the Merger Agreement, neither the Company nor any of its Representatives have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material and that nothing contained in any discussions between the Company or any of its Representatives and you or any of your Representatives shall be deemed to constitute a representation or warranty. You agree that neither the Company nor its Representatives shall have any liability to you or any of your Representatives resulting from the use or content of the Evaluation Material or from any action taken or any inaction occurring in reliance on the Evaluation Material, except as may be included in the Merger Agreement or any other definitive agreement which provides for any transaction between the Company and you.
     At the request of the Company in its sole discretion and for any reason, or on your own initiative if you decide not to proceed with a possible transaction, you will promptly (and in no event later than five business days after the request therefor) deliver to the Company or destroy (including, to the extent practicable, expunging all such Evaluation Material from any computer, word processor or other device containing such information) all Evaluation Material (whether prepared by the Company or its

Representatives), including all documents, memoranda, notes and other writings whatsoever prepared by you or your Representatives based on the information in the Evaluation Material, and cause your Representatives to do the same and you shall provide the Company with written confirmation of destruction. Notwithstanding the foregoing, you and your Representatives may retain one copy if and to the extent required in order to satisfy any law, rule or regulation to which you are subject. The return or destruction of the Evaluation Material notwithstanding, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.
     You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
     It is further understood and agreed that no failure or delay by a party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. This letter agreement and the Merger Agreement represent the entire understanding of the parties with respect to the matters referred to in this letter agreement and supersede all prior understandings, written or oral, between the parties with respect to such matters. The agreements set forth in this letter agreement may be modified or waived only by a separate writing between the Company and you expressly so modifying or waiving such agreements.
     The parties hereto acknowledge that money damages are an inadequate remedy for breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the Company in the event that this agreement is breached. Therefore, you agree that the Company may obtain specific performance of this agreement and injunctive or other equitable relief as a remedy for any such breach, and you further waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for your breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the Company. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     As used in this letter agreement, (i) the term “person” will be interpreted broadly to include, without limitation, the media (electronic, print or otherwise), the Internet, any governmental representative or authority or any corporation, company, group, partnership, limited liability company, other entity or individual, (ii) the term “Representatives,” used with respect to a person, shall include its affiliates and the directors, officers, employees, representatives, agents, attorneys, accountants, financial advisors and other advisors, and banks and other debt financing sources of or to such person or its affiliates, but, without the prior written consent of the Company, shall exclude any potential source of equity capital (other than Hood), (iii) the term “affiliate” when used with respect to a person, shall have the meaning given to it in Rule 12b-2 under the Exchange Act, (iv) the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and (v) the term “change of control” shall mean (a) a sale or transfer of all or substantially all of the assets or stock of the Company or (b) a merger or other business combination to which the Company is a party, except for a merger or other business combination where the Company is the surviving corporation and, after giving effect to such merger, the holders of the Company’s outstanding capital stock (on a fully-diluted basis) immediately prior to the merger will own, immediately following the merger, capital stock holding a majority of the voting power of the Company. The parties hereto agree that for purposes of this letter agreement the term “affiliate” or “Representative” shall not include any investment fund managed or sponsored by you or any portfolio investment of any investment funds of Carlyle Investment Management, L.L.C. or any of its affiliates or any director, officer, employee or agent of any portfolio investment unless any director, officer, employee or agent of that portfolio investment is provided access to the Evaluation Material or Transaction Information.
     This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof. You irrevocably submit to (i) the exclusive jurisdiction of New York state courts and any federal court sitting in the City and State of New York for purposes of any suit, action or other proceeding arising out of this letter agreement, or of the transactions contemplated hereby, that is brought by or against you, and (ii) the exclusive venue of such suit, action or proceeding in the City and State of New York.
     Except as provided in the following sentence, this letter agreement and all obligations of the parties hereunder shall terminate two (2) years from the date hereof. Notwithstanding anything in this letter agreement to the contrary, you agree that all of your obligations will survive and continue: (a) with respect to Evaluation Material other than Trade Secret Technology Information, for a period of three (3) years from the date hereof, and (b) with respect to Trade Secret Technology Information for so long as such information retains its status as a trade secret. For purposes of this agreement, “Trade Secret Technology Information” means Evaluation Material without regard to form which is not commonly known by or available to the public and which information (i) relates to proprietary inventions, know-how, technology, processes or products of the Company, (ii) derives economic value, actual or potential, from not being known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, (iii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and (iv) is designated as a trade secret by the Company to you by labeling such written information “trade secret” or designating oral information or information conveyed by observation as “trade secret” in writing within thirty (30) days after disclosure of the trade secret to you.
[Signature page follows]

     If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours, ElkCorp
By:	/s/ Thomas D. Karol
	Name:	Thomas D. Karol
	Title:	Chairman of the Board and Chief Executive Officer

Confirmed and Agreed to:

Carlyle Investment Management LLC

By:	/s/ Sameer Bhargava

	Name:	Sameer Bhargava
	Title:	Principal

CGEA Holdings, Inc.

By:	/s/ Sameer Bhargava

	Name:	Sameer Bhargava
	Title:	Vice President

CGEA Investor, Inc.

By:	/s/ Sameer Bhargava

	Name:	Sameer Bhargava
	Title:	Vice President

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